Exhibit 99.1

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Cboe Global Markets Reports Results for Second Quarter 2023

Second Quarter Highlights*

●	Diluted EPS for the Quarter of $1.57
●	Adjusted Diluted EPS¹ for the Quarter of $1.78, Up 7 percent
●	Net Revenue for the Quarter of $467.1 million, Up 10 percent
●	Anticipates Higher End of Organic Total Net Revenue Growth[2] Range of 7 to 9 percent in 2023; Reaffirms Data and Access Solutions Organic Net Revenue Growth Target[2] of 7 to 10 percent
●	Decreases 2023 Adjusted Operating Expense Guidance[2] to $766 to $774 million, from $769 to $779 million.

CHICAGO, IL – August 4, 2023 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the second quarter of 2023.

“In the second quarter, Cboe reported its ninth consecutive quarter of double-digit, year-over-year net revenue growth,” said Edward T. Tilly, Cboe Global Markets Chairman and Chief Executive Officer. “Our strong results were again driven by our Derivatives and Data and Access Solutions categories. The expanding toolkit of tradeable products at Cboe allows customers to choose the right product, size and time to effectively navigate market environments. Data and Access Solutions also turned in a strong quarter with trends accelerating sequentially as we continued to expand our global ecosystem of capabilities. Overall, the first half of 2023 is off to an exceptional start, and I look forward to building upon these trends in the second half of the year and beyond.”

“Cboe reported solid 10% year-over-year net revenue growth and 7% growth in adjusted diluted EPS for the second quarter,” said Jill Griebenow, Cboe Global Markets Executive Vice President, Chief Financial Officer, Treasurer and Chief Accounting Officer. “Our Derivatives business continued to generate robust growth, delivering a 21% year-over-year net revenue increase in the second quarter of 2023. Data and Access Solutions net revenue trends remained solid, increasing by 9% year-over-year, while Cash and Spot markets net revenue decreased by 11% given the challenging volume environment across geographies in the second quarter. Moving forward, we expect to be at the higher end of our unchanged organic total net revenue growth2 target of 7-9% for 2023, and we continue to anticipate Data and Access Solutions organic net revenue growth2 will finish in the range of 7-10%. Our adjusted operating expense guidance2 range for 2023 moves lower to $766 to $774 million from $769 to $779 million. The positive revenue and expense guidance revisions for 2023 speak to our ability to effectively monetize the near-term environment while continuing to invest prudently in future growth.”

*All comparisons are second quarter 2023 compared to the same period in 2022.

(1)A full reconciliation of our non-GAAP results to our GAAP (“Generally Accepted Accounting Principles”) results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

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Consolidated Second Quarter Results -Table 1

Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended June 30, 2023 and 2022.

Table 1
Consolidated Second Quarter Results					2Q23	2Q22
($ in millions except per share)	2Q23	2Q22	Change		Adjusted[1]	Adjusted[1]	Change
Total Revenues Less Cost of Revenues	$467.1	$424.1	10%		$467.1	$424.1	10%
Total Operating Expenses	$222.3	$661.5	(66)%		$192.3	$157.0	22%
Operating Income (Loss)	$244.8	$(237.4)	*	%	$274.8	$267.1	3%
Operating Margin %	52.4%	(56.0)%	*	pp	58.8%	63.0%	(4.2)	pp
Net Income Allocated to Common Stockholders	$167.0	$(184.5)	*	%	$188.7	$177.3	6%
Diluted earnings (loss) per share	$1.57	$(1.74)	*	%	$1.78	$1.67	7%
EBITDA[1]	$294.7	$(202.0)	*	%	$293.3	$274.2	7%
EBITDA Margin %[1]	63.1%	(47.6)%	*	pp	62.8%	64.7%	(1.9)	pp

*Not meaningful

●	Total revenues less cost of revenues (referred to as “net revenue”) of $467.1 million increased 10 percent, compared to $424.1 million in the prior-year period, reflecting increases in derivatives markets and data and access solutions net revenue, partially offset by a decrease in cash and spot markets net revenue. Inorganic net revenue[1] in the second quarter of 2023 was $3.2 million.
●	Total operating expenses were $222.3 million versus $661.5 million in the second quarter of 2022, a decrease of $439.2 million, primarily due to the impairment of goodwill recognized in the Digital reporting unit in the second quarter of 2022. Adjusted operating expenses[1] of $192.3 million increased 22 percent compared to $157.0 million in the second quarter of 2022. These increases were primarily due to the acquisitions of Cboe Digital (formerly ErisX) and Cboe Canada (formerly NEO), as well as higher compensation and benefits, travel and promotional, and technology support services expenses.
●	The effective tax rate for the second quarter of 2023 was 30.6 percent compared with 28.2 percent in the second quarter of 2022. The higher effective tax rate in 2023 is primarily a result of the impact that the prior year Cboe Digital goodwill impairment had on discrete items recognized during the second quarter of 2022. The effective tax rate on adjusted earnings[1] was 29.7 percent, an increase of 1.3 percent when compared with 28.4 percent in last year’s second quarter. The higher effective tax rate on adjusted earnings in 2023 is primarily due to a decrease in favorable discrete items and an increase in nondeductible expenses.
●	Diluted EPS for the second quarter of 2023 increased to $1.57 compared to the second quarter of 2022, primarily due to the impairment of goodwill recognized in the Digital reporting unit in 2022. Adjusted diluted EPS[1] of $1.78 increased 7 percent compared to 2022’s second quarter results.

Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by
Business Segment
(in millions)	2Q23	2Q22	Change
Options	$283.2	$235.3	20%
North American Equities	90.8	92.7	(2)%
Europe and Asia Pacific	47.3	49.9	(5)%
Futures	29.2	29.6	(1)%
Global FX	17.8	16.6	7%
Digital	(1.2)	—	* %
Total	$467.1	$424.1	10%

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

*Not meaningful, due to the establishment of the Digital segment during the second quarter of 2022 as a result of the Cboe Digital acquisition on May 2, 2022.

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Discussion of Results by Business Segment1:

Options:

●	Options net revenue of $283.2 million was up $47.9 million, or 20 percent, from the second quarter of 2022. The growth was driven by a double-digit increase in net transaction and clearing fees[2], as well as growth in market data and access and capacity fees. Net transaction and clearing fees[2] increased primarily as a result of a 38 percent increase in index options trading volumes versus the second quarter of 2022. Access and capacity fees were 5 percent higher than second quarter 2022 and market data fees were 11 percent higher than second quarter 2022.
●	Net transaction and clearing fees[2] increased $51.7 million, or 27 percent, reflecting a 10 percent increase in total options average daily volume (“ADV”) and a 16 percent increase in total options RPC compared to the second quarter 2022. The increase in total options RPC was due to a mix shift, with index options representing a higher percentage of total options volume.
●	Cboe’s Options exchanges had total market share of 33.3 percent for the second quarter of 2023 compared to 33.2 percent in the second quarter of 2022, reflecting increased proprietary index products traded compared to the second quarter of 2022.

North American (N.A.) Equities:

●	N.A. Equities net revenue of $90.8 million decreased $1.9 million, or 2 percent versus the second quarter of 2022, reflecting lower net transaction and clearing fees[2] and industry market data, offset by a $3.6 million second quarter inorganic net revenue contribution from the 2022 acquisition of Cboe Canada.
●	Net transaction and clearing fees[2] decreased by $4.3 million, or 13 percent, as compared to the second quarter of 2022. The decrease was primarily due to lower U.S. Equities exchange revenue, a result of a 15 percent decrease in U.S. Equities industry volumes and lower market share.
●	Cboe’s U.S. Equities exchanges had market share of 12.7 percent for the second quarter of 2023 compared to 13.6 percent in the second quarter of 2022. Cboe’s U.S. Equities off-exchange market share was 21.2 percent versus 22.7 percent in the second quarter of 2022 as overall industry alternative trading systems (“ATS”) market share declined as a percentage of off-exchange share. Canadian Equities market share rose to 14.5 percent as compared to 6.4 percent in the second quarter of 2022 given the inclusion of Cboe Canada (formerly NEO).

Europe and Asia Pacific (APAC):

●	Europe and APAC net revenue of $47.3 million decreased by 5 percent, reflecting slower industry volumes. On a constant currency basis[2], net revenues were $47.8 million, down 4 percent on a year-over-year basis. European Equities average daily notional value (“ADNV”) traded on Cboe European Equities was €9.2 billion, down 15 percent compared to the second quarter of 2022, outperforming a 17 percent decline in industry market volumes. European Equities net capture decreased 3 percent for the quarter due to a mix shift, with lower-capture Lit markets representing a higher percentage of total volume.
●	For the second quarter of 2023, Cboe European Equities had 23.8 percent market share, up from 23.2 percent in the second quarter of 2022.

Futures:

●	Futures net revenue of $29.2 million decreased $0.4 million compared to the second quarter of 2022, due to a decline in net transaction and clearing fees[2], partially offset by an increase in access and capacity fees.
●	Net transaction and clearing fees[2] decreased $0.6 million, reflecting an 11 percent decline in ADV during the quarter.

Global FX:

●	Global FX net revenue of $17.8 million increased 7 percent, primarily due to higher net transaction fees[2]. ADNV traded on the Cboe FX platform was $42.5 billion for the quarter, up 7 percent compared to last year’s second quarter, and net capture per one million dollars traded was $2.66 for the quarter, down 2 percent compared to $2.71 in the second quarter of 2022.
●	Cboe FX market share was 19.5 percent for the quarter compared to 17.0 percent in last year’s second quarter, which sets a quarterly record for Cboe FX. The record was driven by new client growth and increased adoption of our diverse set of FX order types and trading protocols.

(1)The Digital and Corporate segments are not further discussed as results were not material during the second quarter of 2023.

(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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2023 Fiscal Year Financial Guidance

Cboe provided guidance for the 2023 fiscal year as noted below.

●	Anticipates higher end of organic total net revenue growth[1] range of 7 to 9 percentage points in 2023, above medium-term organic total net revenue[1] guidance expectations of 5 to 7 percentage points.
●	Revenue from acquisitions held less than a year[1] is now expected to contribute total net revenue growth of approximately 0.4 percentage points in 2023, down from previous guidance of 0.5 percentage points.
●	Reaffirms organic net revenue[1] from Data and Access Solutions is expected to increase by approximately 7 to 10 percentage points in 2023, in line with medium-term guidance expectations.
●	Adjusted operating expenses[1] in 2023 are now expected to be in the range of $766 to $774 million, down from previous guidance of $769 to $779 million. The guidance excludes the expected amortization of acquired intangible assets of $116 million, up from previous guidance of $112 million; the company reflects the exclusion of this amount in its non-GAAP reconciliation.
●	Depreciation and amortization expense for 2023, which is included in adjusted operating expenses above, is now expected to be in the range of $40 to $44 million, down from the previous range of $48 to $52 million, excluding the expected amortization of acquired intangible assets.
●	Other income (expense) benefit from minority investments is expected to contribute a $34 to $40 million benefit in 2023, up from the previous range of $27 to $33 million.
●	Reaffirms the effective tax rate on adjusted earnings[1] for the full year 2023 is expected to be in the range of 28.5 to 30.5 percent. Significant changes in trading volume, expenses, tax laws or rates and other items could materially impact this expectation.
●	Capital expenditures for 2023 are now expected to be in the range of $48 to $54 million, down from the previous guidance of $60 to $66 million.

(1)Specific quantifications of the amounts that would be required to reconcile the company’s organic and inorganic growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. Acquisitions are considered organic after 12 months of closing. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Capital Management

At June 30, 2023, the company had adjusted cash2 of $403.0 million. Total debt as of June 30, 2023 was $1,603.1 million, a decrease of $139.5 million from March 31, 2023.

The company paid cash dividends of $53.2 million, or $0.50 per share, during the second quarter of 2023 and utilized $8.1 million to repurchase approximately 61 thousand shares of its common stock under its share repurchase program at an average price of $132.45 per share. As of June 30, 2023, the company had approximately $139.8 million of availability remaining under its existing share repurchase authorizations.

Earnings Conference Call

Executives of Cboe Global Markets will host a conference call to review its second-quarter financial results today, August 4, 2023, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (877) 255-4313 from the United States, (866) 450-4696 from Canada or (412) 317-5466 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, August 4, 2023, through 11:00 p.m. CT, August 11, 2023, by calling (877) 344-7529 from the U.S., (855) 669-9658 from Canada or (412) 317-0088 for international callers, using replay code 8520876.

(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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About Cboe Global Markets

Cboe Global Markets (Cboe: CBOE), the world’s leading derivatives and securities exchange network, delivers cutting-edge trading, clearing and investment solutions to people around the world. Cboe provides trading solutions and products in multiple asset classes, including equities, derivatives, FX, and digital assets, across North America, Europe, and Asia Pacific. Above all, Cboe is committed to building a trusted, inclusive global marketplace that enables people to pursue a sustainable financial future. To learn more about the Exchange for the World Stage, visit www.cboe.com.

Cautionary Statements Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Some factors that could cause actual results to differ include: the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading or clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes or changes in tax regimes; our ability to protect our systems and communication networks from security vulnerabilities and breaches; our ability to attract and retain skilled management and other personnel, including compensation inflation; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; global expansion of operations; factors that impact the quality and integrity of our indices; our ability to manage our growth and strategic acquisitions or alliances effectively; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to minimize the risks, including our credit and default risks, associated with operating a European clearinghouse; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status; our ability to maintain BIDS Trading as an independently managed and operated trading venue, separate from and not integrated with our registered national securities exchanges; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments or intangible assets; the impacts of pandemics; the accuracy of our estimates and expectations; litigation risks and other liabilities; and operating a digital asset business and clearinghouse, including the expected benefits of our Cboe Digital acquisition, cybercrime, changes in digital asset regulation, losses due to digital asset custody, and fluctuations in digital asset prices. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings made from time to time with the SEC.

We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The condensed consolidated statements of income and balance sheets are unaudited and subject to revision.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Kenneth Hill, CFA
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7559
atu@cboe.com	tcave@cboe.com	khill@cboe.com

CBOE-F

Trademarks:

Cboe®, Cboe Global Markets®, Cboe Volatility Index®, Bats®, BIDS Trading®, BZX®, BYX®, Chi-X®, Cboe Clear®, EDGX®, EDGA®, ErisX®, EuroCCP®, MATCHNow®, and VIX® are registered trademarks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.

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Cboe Global Markets, Inc.

Key Performance Statistics by Business Segment

	2Q 2023	1Q 2023	4Q 2022	3Q 2022	2Q 2022
Options
Total industry ADV (in thousands)	42,964	46,057	42,694	39,947	39,377
Total company Options ADV (in thousands)	14,306	14,657	14,545	13,521	13,054
Multi-listed options	10,622	11,062	11,186	10,592	10,378
Index options	3,683	3,595	3,359	2,929	2,677
Total Options market share	33.3%	31.8%	34.1%	33.8%	33.2%
Multi-listed options	27.1%	26.1%	28.5%	28.6%	28.3%
Total Options RPC:	$0.271	$0.267	$0.248	$0.242	$0.233
Multi-listed options	$0.061	$0.064	$0.060	$0.061	$0.066
Index options	$0.877	$0.889	$0.876	$0.896	$0.883

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	10.7	11.8	11.2	10.9	12.6
Market share %	12.7%	12.7%	13.1%	13.3%	13.6%
Net capture (per 100 touched shares)	$0.021	$0.019	$0.024	$0.023	$0.020
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	78.7	89.4	80.8	80.1	92.7
Off-Exchange ATS Block Market Share % (reported on a one-month lag)	21.2%	20.5%	21.0%	21.7%	22.7%
Net capture (per 100 touched shares)	$0.122	$0.113	$0.113	$0.114	$0.108
Canadian Equities:
ADV (matched shares, in millions)	124.2	150.8	139.0	113.2	73.7
Total market share %	14.5%	14.3%	13.6%	12.2%	6.4%
Net capture (per 10,000 shares, in Canadian Dollars)	$4.055	$4.039	$3.901	$4.316	$5.668

Europe and Asia Pacific
European Equities:
Total industry ADNV (Euros - in billions)	€38.7	€45.8	€40.1	€39.2	€46.9
Market share %	23.8%	24.9%	24.9%	24.6%	23.2%
Net capture (per matched notional value (bps), in Euros)	€0.230	€0.215	€0.224	€0.229	€0.238
Cboe Clear Europe:
Trades cleared (in thousands)	275,519.8	359,418.1	342,472.9	343,051.6	357,914.1
Fee per trade cleared	€0.009	€0.008	€0.007	€0.008	€0.009
Net settlement volume (shares in thousands)	2,402.0	2,661.9	2,490.5	2,546.8	2,501.6
Net fee per settlement	€0.887	€0.953	€0.886	€0.902	€0.808
Australian Equities:
ADNV (AUD billions)	$0.7	$0.8	$0.7	$0.7	$0.8
Market share - Continuous	18.2%	18.5%	17.2%	16.7%	17.0%
Net capture (per matched notional value (bps), in Australian Dollars)	$0.160	$0.160	$0.142	$0.168	$0.171
Japanese Equities:
ADNV (JPY billions)	¥184.3	¥183.3	¥114.1	¥160.6	¥136.0
Market share - Lit Continuous	4.1%	4.8%	2.9%	4.4%	3.5%
Net capture (per matched notional value (bps), in Yen)	¥0.256	¥0.243	¥0.265	¥0.259	¥0.258

Futures
ADV (in thousands)	197.4	231.8	193.3	205.0	221.7
RPC	$1.826	$1.725	$1.689	$1.700	$1.677

Global FX
Spot market share %	19.5%	19.0%	18.4%	17.8%	17.0%
ADNV ($ in billions)	$42.5	$45.0	$40.8	$41.3	$39.6
Net capture (per one million dollars traded)	$2.66	$2.64	$2.69	$2.69	$2.71

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ADV = average daily volume; ADNV = average daily notional value.

RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.

Touched volume represents the total number of shares of equity securities and ETFs internally matched on our exchanges or routed to and executed on an external market center.

Matched volume represents the total number of shares of equity securities and ETFs executed on our exchanges.

U.S. Equities - Exchange, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities – Off-Exchange data reflects BIDS Trading. For U.S. Equities – Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.

Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for MATCHNow and Cboe Canada and the number of trading days. Total market share represents MATCHNow and Cboe Canada volume divided by the total volume of the Canadian Equities market.

European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in Euros divided by the product of ADNV in Euros of shares matched on Cboe Europe Equities and the number of trading days. “Trades cleared” refers to the total number of non-interoperable trades cleared, "Fee per trade cleared" refers to clearing fees divided by number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and "Net fee per settlement" refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting.

Asia Pacific data reflects the acquisition of Cboe Asia Pacific (formerly Chi-X Asia Pacific). Australian Equities “Net capture per matched notional value” refers to transaction fees less liquidity payments in Australian dollars divided by the product of ADNV in Australian dollars of shares matched on Cboe Australia and the number of Australian Equities trading days. Japanese Equities “Net capture per matched notional value” refers to transaction fees less liquidity payments in Japanese Yen divided by the product of ADNV in Japanese Yen of shares matched on Cboe Japan and the number of Japanese Equities trading days.

Global FX, "net capture per one million dollars traded" refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, EBS, Refinitiv, and Euronext FX).

Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Three and Six Months Ended June 30, 2023 and 2022

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2023	2022	2023	2022
Revenue:
Cash and spot markets	$341.3	$458.5	$748.3	$920.4
Data and access solutions	135.3	123.9	264.7	242.8
Derivatives markets	431.2	403.4	883.0	797.1
Total Revenues	907.8	985.8	1,896.0	1,960.3
Cost of Revenues:
Liquidity payments	337.4	429.0	709.2	896.5
Routing and clearing	20.8	20.9	44.8	43.2
Section 31 fees	34.5	79.6	109.4	115.3
Royalty fees and other cost of revenues	48.0	32.2	94.1	63.1
Total Cost of Revenues	440.7	561.7	957.5	1,118.1
Revenues Less Cost of Revenues	467.1	424.1	938.5	842.2
Operating Expenses:
Compensation and benefits	106.5	86.2	216.9	167.4
Depreciation and amortization	39.8	40.2	81.2	81.1
Technology support services	28.3	18.1	50.5	37.3
Professional fees and outside services	20.4	24.1	44.3	43.8
Travel and promotional expenses	13.5	5.5	19.7	8.4
Facilities costs	6.2	6.6	13.8	13.1
Acquisition-related costs	0.7	14.3	7.1	16.3
Goodwill impairment	—	460.1	—	460.1
Other expenses	6.9	6.4	12.3	12.4
Total Operating Expenses	222.3	661.5	445.8	839.9
Operating Income (Loss)	244.8	(237.4)	492.7	2.3
Non-operating (Expenses) Income:
Interest expense, net	(13.9)	(14.6)	(29.0)	(25.4)
Other income (expense), net	10.9	(4.8)	26.3	(8.8)
Total Non-operating Expenses	(3.0)	(19.4)	(2.7)	(34.2)
Income (Loss) Before Income Tax Provision (Benefit)	241.8	(256.8)	490.0	(31.9)
Income tax provision (benefit)	74.0	(72.3)	148.8	43.0
Net Income (Loss)	167.8	(184.5)	341.2	(74.9)
Net income allocated to participating securities	(0.8)	-	(1.6)	-
Net Income (Loss) Allocated to Common Stockholders	$167.0	$(184.5)	$339.6	$(74.9)
Net Income (Loss) Per Share Allocated to Common Stockholders:
Basic earnings (loss) per share	$1.58	$(1.74)	$3.21	$(0.70)
Diluted earnings (loss) per share	1.57	(1.74)	3.20	(0.70)
Weighted average shares used in computing income per share:
Basic	105.7	106.3	105.8	106.5
Diluted	106.1	106.3	106.1	106.5

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News Release Page 9 of 13

Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

June 30, 2023 and December 31, 2022

	June 30,	December 31,
(in millions)	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$413.6	$432.7
Financial investments	103.7	91.7
Accounts receivable, net	363.6	369.8
Margin deposits and clearing funds	718.8	543.0
Digital assets - safeguarded assets	54.9	22.9
Income taxes receivable	38.0	48.3
Other current assets	51.7	47.6
Total Current Assets	1,744.3	1,556.0

Investments	294.2	253.2
Land	2.3	2.3
Property and equipment, net	115.8	108.2
Operating lease right of use assets	105.4	111.7
Goodwill	3,138.4	3,122.8
Intangible assets, net	1,614.4	1,662.8
Other assets, net	181.1	181.9
Total Assets	$7,195.9	$6,998.9

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$391.4	$420.2
Section 31 fees payable	109.8	147.1
Deferred revenue	14.4	11.7
Margin deposits and clearing funds	718.8	543.0
Income taxes payable	—	3.5
Digital assets - safeguarded liabilities	54.9	22.9
Current portion of long-term debt	164.9	304.7
Current portion of contingent consideration liabilities	13.9	24.1
Total Current Liabilities	1,468.1	1,477.2

Long-term debt	1,438.2	1,437.3
Non-current unrecognized tax benefits	223.7	196.1
Deferred income taxes	206.1	222.9
Non-current operating lease liabilities	123.5	129.3
Non-current portion of contingent consideration liabilities	15.2	15.0
Other non-current liabilities	56.7	55.8
Total Liabilities	3,531.5	3,533.6

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.1	1.1
Treasury stock at cost	(222.1)	(131.0)
Additional paid-in capital	1,482.0	1,455.1
Retained earnings	2,405.8	2,171.1
Accumulated other comprehensive loss, net	(2.4)	(31.0)
Total Stockholders’ Equity	3,664.4	3,465.3

Total Liabilities and Stockholders’ Equity	$7,195.9	$6,998.9

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Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include net transaction and clearing fees, adjusted operating expenses, adjusted operating income, organic net revenue, inorganic net revenue, net revenues on a constant currency basis, and adjusted operating margin, adjusted net income allocated to common stockholders and adjusted diluted earnings per share, effective tax rate on adjusted earnings, net revenues on a constant currency basis, adjusted cash, EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin.

Management believes that the non-GAAP financial measures presented in this press release provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.

Organic net revenue, inorganic net revenue, organic non-transaction revenue and organic net revenue guidance: These are non-GAAP financial measures that exclude or have otherwise been adjusted for the impact of our acquisitions for the period or guidance, as applicable. Management believes the organic net revenue growth and guidance measures provide users with supplemental information regarding the company’s ongoing and future potential revenue performances and trends by presenting revenue growth and guidance excluding the impact of the acquisitions. Revenues from acquisitions that have been owned for at least one year are considered organic and are no longer excluded from organic net revenue from either period for comparative purposes.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.

Acquisition-related expenses: From time to time, we have pursued acquisitions, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include integration costs, as well as legal, due diligence, impairment charges, and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.

The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

Organic Net Revenue Reconciliation

Table 3	Three Months Ended		Six Months Ended
(in millions)	June 30,		June 30,
Reconciliation of Revenues Less Cost of Revenues to Organic Net Revenue	2023	2022	2023	2022
Revenues less cost of revenues (net revenue)	$467.1	$424.1	$938.5	$842.2
Less acquisitions:
Acquisition revenues less cost of revenues (inorganic net revenue)	$(3.2)	$—	$(7.6)	$—
Organic net revenue	$463.9	$424.1	$930.9	$842.2

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Reconciliation of GAAP and non-GAAP Information

	Three Months Ended		Six Months Ended
Table 4	June 30,		June 30,
(in millions, except per share amounts)	2023	2022	2023	2022
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income (loss) allocated to common stockholders	$167.0	$(184.5)	$339.6	$(74.9)
Non-GAAP adjustments
Acquisition-related expenses (1)	0.7	14.3	7.1	16.3
Investment establishment costs (2)	—	—	—	3.0
Gain on investment (3)	—	(7.5)	—	(7.5)
Loan forgiveness (4)	—	(1.3)	—	(1.3)
Amortization of acquired intangible assets (5)	29.3	30.1	60.2	60.7
Goodwill impairment (6)	—	460.1	—	460.1
Impairment of investment (7)	—	10.6	—	10.6
Income from investment (8)	(2.1)	—	(2.1)	—
Total Non-GAAP adjustments	27.9	506.3	65.2	541.9
Income tax expense related to the items above	(6.8)	(143.2)	(16.3)	(151.9)
Tax reserves (9)	0.7	—	2.2	48.5
Net income allocated to participating securities - effect on reconciling items	(0.1)	(1.3)	(0.3)	(1.6)
Adjusted net income allocated to common stockholders	$188.7	$177.3	$390.4	$362.0

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings (loss) per common share	$1.57	$(1.74)	$3.20	$(0.70)
Per share impact of non-GAAP adjustments noted above	0.21	3.41	0.48	4.10
Adjusted diluted earnings per common share	$1.78	$1.67	$3.68	$3.40

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$467.1	$424.1	$938.5	$842.2
Non-GAAP adjustments noted above	—	—	—	—
Adjusted revenue less cost of revenue	$467.1	$424.1	$938.5	$842.2
Operating expenses (10)	$222.3	$661.5	$445.8	$839.9
Non-GAAP adjustments noted above	30.0	504.5	67.3	537.1
Adjusted operating expenses	$192.3	$157.0	$378.5	$302.8
Operating income (loss)	$244.8	$(237.4)	$492.7	$2.3
Non-GAAP adjustments noted above	30.0	504.5	67.3	537.1
Adjusted operating income	$274.8	$267.1	$560.0	$539.4
Adjusted operating margin (11)	58.8%	63.0%	59.7%	64.0%

Reconciliation of Income Tax Rate to Non-GAAP
Income (loss) before income taxes	241.8	(256.8)	490.0	(31.9)
Non-GAAP adjustments noted above	27.9	506.3	65.2	541.9
Adjusted income before income taxes	$269.7	$249.5	$555.2	$510.0

Income tax provision (benefit)	74.0	(72.3)	148.8	43.0
Non-GAAP adjustments noted above	6.1	143.2	14.1	103.4
Adjusted income tax expense	$80.1	$70.9	$162.9	$146.4
Adjusted income tax rate	29.7%	28.4%	29.3%	28.7%

(1) This amount includes ongoing acquisition related costs primarily from the Company’s Cboe Digital and Cboe Canada acquisitions.

(2) This amount represents the investment establishment costs related to the company’s investment in 7RIDGE Investments 3 LP, which acquired Trading Technologies, Inc.

(3) This amount represents the gain on the Company’s investment in Eris Digital Holdings LLC (“ErisX”) in connection with the full acquisition of Cboe Digital.

(4) This amount represents the forgiveness of a PPP (“Paycheck Protection Program”) loan previously held by Cboe Digital.
(5) This amount represents the amortization of acquired intangible assets related to the company’s acquisitions.

(6) This amount represents the impairment of goodwill recognized in the Digital reporting unit.

(7) This amount represents the impairment of investment related to the Company’s minority investment in American Financial Exchange, LLC.

(8) This amount represents the dividend from the Company’s minority ownership of Vest Group Inc.

(9) This amount represents the tax reserves related to Section 199 matters

(10) The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in “Compensation and benefits” ($2.0 million and $1.9 million in expense for the three months ended June 30, 2023 and 2022, respectively, and $5.2 million and $2.5 million in expense for the six months ended June 30, 2023 and 2022, respectively), and are directly offset by deferred compensation income, expenses and dividends included within “Other income, net” ($2.0 million and $1.9 million in income, expense and dividends in the three months ended June 30, 2023 and 2022, respectively, and $5.2 million and $2.5 million in income, expense and dividends in the six months ended June 30, 2023 and 2022, respectively), on the condensed consolidated statements of income. The deferred compensation plans’ expenses are not excluded from “adjusted operating expenses” and do not have an impact on “Income before income taxes.”

(11) Adjusted operating margin represents adjusted operating income divided by adjusted revenue less cost of revenue.

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Exhibit 99.1

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News Release Page 12 of 13

EBITDA Reconciliations

EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. EBITDA margin represents EBITDA divided by revenues less cost of revenues (net revenue). It is presented as supplemental information that the company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is calculated by adding back to EBITDA acquisition-related expenses, gain on investment, loan forgiveness, investment establishment costs, goodwill impairment, impairment of investment, and income from investment. EBITDA and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because EBITDA and Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue.

Table 5	Three Months Ended		Six Months Ended
(in millions, except percentages)	June 30,		June 30,
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2023	2022	2023	2022
Net income (loss) allocated to common stockholders	$167.0	$(184.5)	$339.6	$(74.9)
Interest expense, net	13.9	14.6	29.0	25.4
Income tax provision (benefit)	74.0	(72.3)	148.8	43.0
Depreciation and amortization	39.8	40.2	81.2	81.1
EBITDA	$294.7	$(202.0)	$598.6	$74.6
EBITDA Margin	63.1%	(47.6)%	63.8%	8.9%

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	0.7	14.3	7.1	16.3
Gain on investment	—	(7.5)	—	(7.5)
Loan forgiveness	—	(1.3)	—	(1.3)
Investment establishment costs	—	—	—	3.0
Goodwill impairment	—	460.1	—	460.1
Impairment of investment	—	10.6	—	10.6
Income from investment	(2.1)	—	(2.1)	—
Adjusted EBITDA	$293.3	$274.2	$603.6	$555.8
Adjusted EBITDA Margin	62.8%	64.7%	64.3%	66.0%

Table 6
(in millions)	June 30,	December 31,
Reconciliation of Cash and Cash Equivalents to Adjusted Cash	2023	2022
Cash and cash equivalents	$413.6	$432.7
Financial investments	103.7	91.7
Less deferred compensation plan assets	(32.7)	(27.5)
Less cash collected for Section 31 Fees	(81.6)	(93.7)
Adjusted Cash	$403.0	$403.2

Table 7
(in millions)
Reconciliation of Net Transaction and Clearing Fees by Business Segment –Three Months Ended June 30, 2023 and 2022
	Consolidated		Options		N.A. Equities		Europe and APAC		Futures		Global FX		Digital
	June 30,		June 30,		June 30,		June 30,		June 30,		June 30,		June 30,
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
Transaction and clearing fees	$685.7	$735.3	$384.3	$353.0	$229.4	$304.5	$35.6	$40.6	$22.4	$23.0	$15.0	$14.1	$(1.0)	$0.1
Liquidity payments	(337.4)	(429.0)	(135.8)	(158.4)	(193.1)	(261.4)	(8.1)	(9.1)	—	—	—	—	(0.4)	(0.1)
Routing and clearing	(20.8)	(20.9)	(8.1)	(5.9)	(8.0)	(10.5)	(4.4)	(4.3)	—	—	(0.3)	(0.2)	—	—
Net transaction and clearing fees	$327.5	$285.4	$240.4	$188.7	$28.3	$32.6	$23.1	$27.2	$22.4	$23.0	$14.7	$13.9	$(1.4)	$—

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Table 8
(in millions)
Reconciliation of Net Revenue by Revenue Caption –Three Months Ended June 30, 2023 and 2022
	Cash and Spot Markets		Data and Access Solutions		Derivatives Markets		Total
	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,		June 30,
	2023	2022	2023	2022	2023	2022	2023	2022
Transaction and clearing fees	$279.0	$359.2	$—	$—	$406.7	$376.1	$685.7	$735.3
Access and capacity fees	—	—	86.9	81.8	—	—	86.9	81.8
Market data fees	17.7	19.3	47.7	41.0	8.1	8.5	73.5	68.8
Regulatory fees	28.7	68.7	—	—	15.7	18.1	44.4	86.8
Other revenue	15.9	11.3	0.7	1.1	0.7	0.7	17.3	13.1
Total revenues	$341.3	$458.5	$135.3	$123.9	$431.2	$403.4	$907.8	$985.8

Liquidity payments	$201.0	$270.0	$—	$—	$136.4	$159.0	$337.4	$429.0
Routing and clearing fees	12.7	15.0	—	—	8.1	5.9	20.8	20.9
Section 31 fees	28.7	68.2	—	—	5.8	11.4	34.5	79.6
Royalty fees and other cost of revenues	8.6	4.1	2.3	2.3	37.1	25.8	48.0	32.2
Total cost of revenues	$251.0	$357.3	$2.3	$2.3	$187.4	$202.1	$440.7	$561.7

Revenues less cost of revenues (net revenue)	$90.3	$101.2	$133.0	$121.6	$243.8	$201.3	$467.1	$424.1

Acquisition revenue less cost of revenues (inorganic net revenue)	(0.8)	—	(2.4)	—	—	—	(3.2)	—

Organic net revenue	$89.5	$101.2	$130.6	$121.6	$243.8	$201.3	$463.9	$424.1

Table 9
Reconciliation of GAAP Effective Tax Rate to Effective Tax Rate Excluding Goodwill Impairment and Section 199 Matters - Three Months and Six Months Ended June 30, 2023 and 2022

	Three Months Ended,		Six Months Ended,
	June 30,		June 30,
	2023	2022	2023	2022
GAAP effective tax rate	30.6%	28.2%	30.4%	(134.8)%
Tax effect of goodwill impairment	—%	1.8%	—%	175.9%
Tax effect of Section 199 related matters	—%	—%	—%	(11.3)%
Effective tax rate excluding goodwill impairment and Section 199 matters	30.6%	30.0%	30.4%	29.8%

Table 10
Reconciliation of GAAP Net Revenues to Net Revenues in Constant Currency - Three Months and Six Months Ended June 30, 2023

	Three Months Ended,	Six Months Ended,
	June 30,	June 30,
	2023	2023
Europe and Asia Pacific net revenues	$47.3	$96.6
Constant currency adjustment	0.5	3.9
Europe and Asia Pacific net revenues in constant currency[1]	$47.8	$100.5

(1) Net revenues in constant currency is calculated by converting the current period GAAP net revenues in local currency using the foreign currency exchange rates that were in effect during the previous comparable period.

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